Exhibit 99.1

WESCO International, Inc. Reports

Second Quarter 2011 Results

Second quarter results compared to the prior year:

•	Diluted EPS of $1.00 per share, up 67% from $0.60 per share

•	Net income of $50.2 million, up 81% from $27.8 million

•	Operating margin of 5.6%, up 150 basis points from 4.1%

•	Consolidated sales of $1.52 billion increased 21% from $1.26 billion

PITTSBURGH, July 21, 2011/PRNewswire/ — WESCO International, Inc. (NYSE: WCC), a leading provider of electrical, industrial, and communications MRO and OEM products, construction materials, and advanced supply chain management and logistics services, today announced its 2011 second quarter financial results.

The following results are for the three months ended June 30, 2011 compared to the three months ended June 30, 2010:

•

Consolidated net sales were $1,524.5 million for the second quarter of 2011, compared to $1,259.1 million for the second quarter of 2010. The 21.1% increase in sales includes a 7.4% positive impact from acquisitions and a 1.0% positive impact from foreign exchange rates, resulting in organic sales growth of 12.7%. Sequential sales increased 6.5%. Our sequential increase includes a 0.9% positive impact from acquisitions and a 0.4% positive impact from foreign exchange. Sales per workday increased 4.9% in the second quarter of 2011 compared to the first quarter.

•	Gross profit of $306.8 million, or 20.1% of sales, for the second quarter of 2011 was up 80 basis points, compared to $242.9 million, or 19.3% of sales, for the second quarter of 2010.

•

Selling, general & administrative (SG&A) expenses of $214.2 million, or 14.1% of sales, for the second quarter of 2011 improved 70 basis points, compared to $186.0 million, or 14.8% of sales, for the second quarter of 2010.

•

Operating profit was $85.0 million for the current quarter, up 65.7% from $51.3 million for the comparable 2010 quarter. Operating profit as a percentage of sales was 5.6% in 2011, up 150 basis points from 4.1% in 2010.

•

Total interest expense for the second quarter of 2011 was $13.9 million, compared to $14.4 million for the second quarter of 2010. Non-cash interest expense for the second quarter of 2011 and 2010 was $1.8 million and $1.0 million, respectively.

•	The effective tax rate for the current quarter was 29.4%, compared to 28.2% for the prior year quarter.

•	Net income of $50.2 million for the current quarter was up 80.6% from $27.8 million for the prior year quarter.

•

Diluted earnings per share for the second quarter of 2011 was $1.00 per share, based on 50.3 million diluted shares, up 66.7% from $0.60 per share in the second quarter of 2010, based on 46.0 million diluted shares. The three acquisitions made over the past twelve months, Potelcom in June 2010, TVC Communications in December 2010 and RECO in March 2011, had a favorable impact of approximately $0.10 per diluted share on second quarter results.

•	Free cash flow for the second quarter of 2011 was a use of $19.6 million, compared to a use of $3.7 million for the second quarter of 2010.

Mr. John J. Engel, WESCO’s Chief Executive Officer, stated, “Our second quarter results were excellent, reflecting effective execution of our sales growth and margin expansion initiatives. We have now posted four consecutive quarters of double digit organic sales growth and have built a strong backlog, which is up over 20% versus last year. Operating margins improved 150 basis points to 5.6% in the second quarter, driven by an effective combination of gross margin expansion and operating cost leverage. The three acquisitions that we made over the last year are also exceeding expectations and have strengthened our business. Overall, our growth strategy is on track and we are very pleased with the good momentum and the improving profitability of our business.”

The following results are for the six months ended June 30, 2011 compared to the six months ended June 30, 2010:

•

Consolidated net sales were $2,955.8 million for the first six months of 2011, compared to $2,407.7 million for the first six months of 2010, an increase of 22.8%. Consolidated net sales for the first six months of 2011 includes a 7.2% positive impact from acquisitions and a 1.0% positive impact from foreign exchange rates, resulting in organic sales growth of 14.6%.

•	Gross profit of $592.9 million, or 20.1% of sales, for the first six months of 2011 was up 60 basis points, compared to $470.3 million, or 19.5% of sales, for the first six months of 2010.

•	SG&A expenses of $428.0 million, or 14.5% of sales, for the first six months of 2011 improved 80 basis points, compared to $369.0 million, or 15.3% of sales, for the first six months of 2010.

•

Operating profit was $149.7 million for the first six months of 2011, up 67.1% from $89.6 million for the comparable 2010 period. Operating profit as a percentage of sales was 5.1% in 2011, up 140 basis points from 3.7% in 2010.

•

Total interest expense for the first six months of 2011 was $26.5 million, compared to $27.9 million for the first six months of 2010. Non-cash interest expense for the first six months of 2011 and 2010 was $2.5 million and $2.2 million, respectively.

•	The effective six-month tax rate was 29.0% for 2011 compared to 28.8% for 2010.

•	Net income of $87.5 million for the first six months of 2011 was up 86.2% from $47.0 million for the first six months of 2010.

•

Diluted earnings per share for the first six months of 2011 was up 67.3% to $1.74 per share, based on 50.4 million diluted shares, versus $1.04 per share for the first six months of 2010, based on 45.0 million diluted shares.

•	Free cash flow for the first six months of 2011 was $6.6 million, compared to $62.8 million in the comparable prior year period.

Mr. Engel, continued, “We enter the second half of 2011 with positive momentum and a robust pipeline of business opportunities, and remain focused on further improving our market position. Our One WESCO approach of working with suppliers to provide more complete solutions for our customers is producing positive results. The broad-based strength and diversity of our business positions us well for strong financial results, as industrial market demand continues to grow, and the utility and non-residential markets enter their recovery cycles.”

# # #

Teleconference

WESCO will conduct a teleconference to discuss the second quarter earnings as described in this News Release on Thursday, July 21, 2011, at 11:00 a.m. E.D.T. The conference call will be broadcast live over the Internet and can be accessed from the Company’s website at http://www.wesco.com. The conference call will be archived on this Internet site for seven days.

# # #

WESCO International, Inc. (NYSE: WCC), a publicly traded Fortune 500 holding company headquartered in Pittsburgh, Pennsylvania, is a leading provider of electrical, industrial, and communications maintenance, repair and operating (“MRO”) and original equipment manufacturers (“OEM”) product, construction materials, and advanced supply chain management and logistic services. 2010 annual sales were approximately $5.1 billion. The Company employs approximately 6,800 people, maintains relationships with over 17,000 suppliers, and serves over 100,000 customers worldwide. Customers include commercial and industrial businesses, contractors, government agencies, institutions, telecommunications providers and utilities. WESCO operates seven fully automated distribution centers and over 400 full-service branches in North America and international markets, providing a local presence for customers and a global network to serve multi-location businesses and multi-national corporations.

# # #

The matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as well as the Company’s other reports filed with the Securities and Exchange Commission.

Contact: Richard Heyse, Vice President & Chief Financial Officer

WESCO International, Inc. (412) 454-2392, Fax: (412) 222-7566

http://www.wesco.com

WESCO INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENT OF INCOME

(dollar amounts in millions, except per share amounts)

(Unaudited)

	Three Months Ended June 30, 2011		Three Months Ended June 30, 2010
Net sales	$1,524.5		$1,259.1
Cost of goods sold (excluding depreciation and amortization below)	1,217.7	79.9%	1,016.2	80.7%
Selling, general and administrative expenses	214.2	14.1%	186.0	14.8%
Depreciation and amortization	7.6		5.6

Income from operations	85.0	5.6%	51.3	4.1%
Interest expense, net	13.9		14.4
Other income	—		(1.8)

Income before income taxes	71.1	4.7%	38.7	3.1%
Provision for income taxes	20.9		10.9

Net income	$50.2	3.3%	$27.8	2.2%

Diluted earnings per common share	$1.00		$0.60
Weighted average common shares outstanding and common share equivalents used in computing diluted earnings per share (in millions)	50.3		46.0

WESCO INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENT OF INCOME

(dollar amounts in millions, except per share amounts)

(Unaudited)

	Six Months Ended June 30, 2011		Six Months Ended June 30, 2010
Net sales	$2,955.8		$2,407.7
Cost of goods sold (excluding depreciation and amortization below)	2,362.9	79.9%	1,937.4	80.5%
Selling, general and administrative expenses	428.0	14.5%	369.0	15.3%
Depreciation and amortization	15.2		11.7

Income from operations	149.7	5.1%	89.6	3.7%
Interest expense, net	26.5		27.9
Other income	—		(4.3)

Income before income taxes	123.2	4.2%	66.0	2.7%
Provision for income taxes	35.7		19.0

Net income	$87.5	3.0%	$47.0	2.0%

Diluted earnings per common share	$1.74		$1.04
Weighted average common shares outstanding and common share equivalents used in computing diluted earnings per share (in millions)	50.4		45.0

WESCO INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(dollar amounts in millions)

(Unaudited)

	June 30, 2011	December 31, 2010
Assets
Current Assets
Cash and cash equivalents	$78.6	$53.6
Trade accounts receivable, net	920.8	792.7
Inventories, net	634.1	588.8
Other current assets	71.2	78.6

Total current assets	1,704.7	1,513.7
Other assets	1,321.2	1,313.1

Total assets	$3,025.9	$2,826.8

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$624.2	$537.5
Current debt	4.8	4.0
Other current liabilities	147.6	166.7

Total current liabilities	776.6	708.2

Long-term debt	753.6	725.9
Other noncurrent liabilities	242.4	244.1

Total liabilities	1,772.6	1,678.2

Stockholders’ Equity
Total stockholders’ equity	1,253.3	1,148.6

Total liabilities and stockholders’ equity	$3,025.9	$2,826.8

WESCO INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(dollar amounts in millions)

(Unaudited)

	Six Months Ended June 30, 2011	Six Months Ended June 30, 2010
Operating Activities:
Net income	$87.5	$47.0
Add back (deduct):
Depreciation and amortization	15.2	11.7
Deferred income taxes	10.4	(3.8)
Change in Trade and other receivables, net	(106.5)	(80.2)
Change in Inventories, net	(40.8)	(21.8)
Change in Accounts Payable	80.9	85.8
Other	(24.2)	30.1

Net cash provided by operating activities	22.5	68.8

Investing Activities:
Capital expenditures	(15.9)	(6.0)
Acquisition payments	(8.3)	(14.3)
Proceeds from sale of subsidiary	—	40.0
Repayment of note receivable	—	15.0
Other	0.1	4.2

Net cash (used) provided by investing activities	(24.1)	38.9

Financing Activities:
Debt borrowing (repayments), net	27.0	(114.7)
Equity activity, net	(2.4)	1.1
Other	0.1	(10.3)

Net cash provided (used) by financing activities	24.7	(123.9)

Effect of exchange rate changes on cash and cash equivalents	1.9	(0.3)

Net change in cash and cash equivalents	25.0	(16.5)
Cash and cash equivalents at the beginning of the period	53.6	112.3

Cash and cash equivalents at the end of the period	$78.6	$95.8

WESCO INTERNATIONAL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(dollar amounts in thousands)

(Unaudited)

	Twelve Months Ended June 30, 2011	Twelve Months Ended December 31, 2010
Financial Leverage:
Income from operations	$271,029	$210,919
Depreciation and amortization	27,401	23,935

EBITDA(1)	$298,430	$234,854

	June 30, 2011	December 31, 2010
Current debt	$4,775	$3,988
Long-term debt	753,590	725,893
Debt discount related to convertible debentures(2)	177,216	178,427

Total debt including debt discount	$935,581	$908,308

Financial leverage ratio	3.1	3.9

Note: Financial leverage is provided by the Company as an indicator of capital structure position. Financial leverage is calculated by dividing total debt, including debt discount, by the trailing twelve months earnings before interest, taxes, depreciation and amortization (EBITDA).

	Three Months Ended June 30, 2011	Three Months Ended June 30, 2010	Six Months Ended June 30, 2011	Six Months Ended June 30, 2010
Free Cash Flow:
(dollar amounts in millions)
Cash flow provided by operations	$(9.3)	$0.1	$22.5	$68.8
Less: Capital expenditures	(10.3)	(3.8)	(15.9)	(6.0)

Free Cash flow	$(19.6)	$(3.7)	$6.6	$62.8

Note: Free cash flow is provided by the Company as an additional liquidity measure. Capital expenditures are deducted from operating flow to determine free cash flow. Free cash flow is available to provide a source of funds for any of the Company’s financing needs.

(1)	EBITDA does not include proforma adjustments for recent acquisitions.
(2)	The convertible debentures are presented in the consolidated balance sheets in long-term debt net of the unamortized discount.

WESCO INTERNATIONAL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONTINUED)

(dollar amounts in millions)

(Unaudited)

	Three Months Ended June 30, 2011	Three Months Ended June 30, 2010
Gross Profit:
Net Sales	$1,524.5	$1,259.1
Cost of goods sold (excluding depreciation and amortization)	1,217.7	1,016.2

Gross profit	$306.8	$242.9

Gross margin	20.1%	19.3%

	Six Months Ended June 30, 2011	Six Months Ended June 30, 2010
Gross Profit:
Net Sales	$2,955.8	$2,407.7
Cost of goods sold (excluding depreciation and amortization)	2,362.9	1,937.4

Gross profit	$592.9	$470.3

Gross margin	20.1%	19.5%

Note: Gross profit is provided by the Company as an additional financial measure. Gross profit is calculated by deducting cost of goods sold, excluding depreciation and amortization, from net sales. This amount represents a commonly used financial measure within the distribution industry. Gross margin is calculated by dividing gross profit by net sales.